Exhibit 99.1

FOR IMMEDIATE RELEASE

November 15, 2010

Citizens Bancshares Corporation Announces 2010 Third Quarter Results

ATLANTA, November 15, 2010/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced that improved asset quality and operating trends led to a significantly higher net income in the current quarter as compared to the prior year and the second quarter of 2010.  Net income before preferred dividends was $585,000 for the third quarter of 2010 compared to $422,000 for the same period last year. Net income available to common shareholders for the third quarter of 2010 was $518,000, or $0.24 per diluted common share, versus net income available to common shareholders of $327,000, or $0.16 per diluted common share, for the same period last year.  The Company reported a net loss available to common shareholders of $1.2 million, or $0.57 per diluted common share, for the second quarter of 2010.

Mr. James E. Young, President and Chief Executive Officer, commenting on the third quarter results stated, “Our core operations remain strong as the Company’s emphasis on core funding and a diversified revenue stream has created an enviable funding mix and complementary fee income sources, which support the Company’s resumption of sustained, longer-term profitability.  Decreased credit costs were certainly welcomed and without further declines in market valuations which are beyond our control, we are optimistic about maintaining positive earnings for the year with a strong capital position and solid core operations.”

Year-to-date, the Company reported a net loss available to common shareholders of $148,000 versus net income of $424,000 reported for the same period in 2009.  The primary cause of the year-to-date net loss available to common shareholders was a significant decline in the appraised value of two of our OREO properties which resulted in $1.7 million in write-downs in the second quarter of 2010.

Other financial highlights:

•                  Total assets increased by $3 million to $397 million for the three month period.  For the year, total assets have increased by $9 million.

•                  Interest-bearing deposits with other banks decreased by $6 million during the third quarter of 2010 as these funds were invested in higher yielding investment securities.  For the year, interest-bearing deposits with other banks have increased by $6 million.

•                  The Company experienced growth in its investment portfolio of $7 million for the three month period, increasing to $127 million.  Year-to-date, the investment portfolio increased by $10 million and has a book yield of approximately 4.20% at September 30, 2010.

•                  Average loans receivable decreased by $4 million during the third quarter of 2010 to $197 million due to foreclosures and weak loan demand in our target markets.

•                  Average deposits for the third quarter of 2010 decreased slightly by $3 million due to the operational needs of several large depositors.  For the year, total deposits grew by $17 million or 5% to $343 million.

•                  The Company’s net interest margin increased by 12 bps to 4.29% compared to 4.17% reported last quarter as the Company continues to lower its funding cost of interest-bearing deposits and improve its deposit mix.

•                  Non-interest income decreased $210,000 during the third quarter of 2010 compared to the same period last year primarily due to higher gains on the sale of investments and increased service charges on deposits realized in the third quarter of 2009 over 2010.

•                  Core expenses are closely managed, with other operating expenses declining $104,000 compared to the third quarter of 2009. Total non-interest expense in the third quarter of 2010 decreased by a nominal $62,000 compared to the same quarter last year.

	3rd	3rd
	Quarter	Quarter
(In thousands, except per share data)	2010	2009	Change

Income Statement
Net income available to common shareholders	$518	$327	58.4%
Net income per diluted common share	0.24	0.16	50.0%
Total revenue	6,052	6,565	(7.8)%
Provision for loan losses	450	771	(41.6)%
Noninterest income	1,470	1,680	(12.5)%
Noninterest expense	4,378	4,440	(1.4)%

Balance Sheet
Average loans, gross	196,857	209,687	(6.1)%
Average deposits	347,107	317,088	9.5%

Capital
Tier 1 capital (to average assets)	11%	10%
Tier 1 capital (to risk weighted assets)	17%	15%
Total capital (to risk weighted assets)	19%	16%

In the third quarter, the Company’s provision for loan losses decreased by $410,000 to $450,000 compared to $860,000 in the second quarter of 2010, and by $321,000 compared to the same three month period last year due to improved asset quality. The allowance for loan losses was $4.8 million at September 30, 2010 compared to $4.1 million at December 31, 2009.  At September 30, 2010, the allowance for loan losses was 25% of nonperforming assets compared to 23% at December 31, 2009. The Company considers its allowance for loan losses at September 30, 2010 to be adequate.

The Company’s capital position remains strong at September 30, 2010 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Cynthia N. Day, Chief Operating Officer
(404) 575-8306